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EXHIBIT 99.2

Vertex Pharmaceuticals Raises $175 Million in Convertible Subordinated Debt Placement

       Cambridge, MA, March 9, 2000 --Vertex Pharmaceuticals Incorporated (Nasdaq:VRTX) announced today the sale of $175 million of Convertible Subordinated Notes, due 2007, through a Rule 144A offering to qualified institutional buyers. The initial purchasers have an additional $26.25 million to cover over-allotments, if any. The offering is expected to close on March 14, 2000. These Notes are convertible into Vertex Common Stock at a price equal to $80.64 per share, subject to adjustment in certain circumstances, which represents a 12.0% premium over yesterday's closing bid of $72.00. The Notes bear an interest rate of 5.0% per annum, have a seven-year term, and can be redeemed by Vertex at any time after March 17, 2003.

       The net proceeds of the sale will be used to fund research, development, and clinical trials, as well as for working capital and other general corporate purposes. In addition, Vertex may also use a portion of the net proceeds for the potential acquisition of additional technologies that would further the Company's research and development initiatives.

       Vertex has agreed to file a registration statement for the resale of the Notes and the shares of Common Stock issuable upon conversion of the new Notes within 90 days after the closing of the offering.

       This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. This summary of the terms and conditions of the Notes is not intended to be a complete summary of the terms and conditions of such securities.

       The Notes and the Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended ("the Securities Act"), or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the Notes and Common Stock issued upon conversion of the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

       Vertex Pharmaceuticals Incorporated discovers, develops and markets small molecule drugs that address major unmet medical needs. Vertex has nine drug candidates in clinical development to treat viral diseases, inflammation, cancer, autoimmune diseases and neurological disorders. Vertex has created its pipeline using a proprietary, information-intensive approach to drug design that integrates multiple technologies in biology, chemistry and biophysics, aimed at increasing the speed and success rate of drug discovery. Vertex's first approved product is Agenerase TM (amprenavir), an HIV protease inhibitor, which Vertex co-promotes with Glaxo Wellcome.

       The foregoing information regarding Vertex's sale of Convertible Subordinated Notes is forward looking. While management will make its best efforts to be accurate in making forward-looking statements, any such statements are subject to risks and uncertainties that could cause Vertex's actual results to vary materially. Risk factors include uncertainties relating to the ability of the Company to use effectively the proceeds from the sale of the Notes. Investors are directed to consider other risks and uncertainties discussed in Vertex documents filed with the Securities and Exchange Commission.

Vertex Contacts: Lynne Brum, Vice President, Corporate Communications,
(617) 577-6614
Michele Karpf, Manager, Product Communications (617) 577-6259

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